EXHIBIT (A)(8)

                        DAVIS NEW YORK VENTURE FUND, INC
                             ARTICLES SUPPLEMENTARY
                                       TO
                       ARTICLES OF INCORPORATION PURSUANT
                  TO SECTION 2-208 AND 2-208.1 OF THE MARYLAND
                             GENERAL CORPORATION LAW

     Davis New York Venture Fund, Inc., a Maryland corporation, having its principal office in Baltimore, Maryland, hereby certifies to the State
Department of Assessments and Taxation of Maryland that:

     FIRST: Prior to the designation and reclassification of the common stock of the corporation, the corporation had 1,000,000,000 authorized shares, $.05 par value per share, 100,000,000 shares of which are unclassified,
     350,000,000 shares of which are classified as Class A Common Stock,
     350,000,000 shares of which are classified as Class B Common Stock, and
     200,000,000 shares of which are classified as Class C Common Stock. The aggregate par value of all the authorized stock is $50,000,000, of which
     $5,000,000 is unclassified and $45,000,000 is classified.

     SECOND: The Articles of incorporation are hereby supplemented by: (i)
     changing the description of certain terms and conditions under which the classes of Common Stock may be issued; and (ii) reclassifying 50,000,000 shares of the authorized and unissued shares of each of the Class A Common
     Stock, Class B Common Stock and Class C Common Stock as Class Y Common
     Stock, all with $.05. par value per share.

     THIRD: The Class A Common Stock, Class B Common Stock, Class C Common Stock
     and Class Y Common Stack shall represent investment in the same pool of assets and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption except as set forth in the Articles of Incorporation of the Corporation and as set forth below:

          (i)  Expenses related to the distribution of each class of stock and such other expenses as may be permitted by rule or order of the
               Securities and Exchange Commission and as the Board of Directors
               shall deem appropriate shall be borne solely by each class, and the bearing of such expenses shall be appropriately ref1ected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the stock of such class;

          (ii) The Class A Common Stock may be subject to a front-end load and a
               Rule 12b-1 distribution fee as determined by the Board of
               Directors from time to time prior to issuance of such stock and in addition, Class A common Stock issued after the filing of these Articles may also be subject to a contingent deferred sales charge, as determined by the Board of Directors from time to time prior to issuance of such stock;

          (iii) The Class B Common Stock may be sold without a front-end sales load and may be subject to a contingent deferred sales charge and a Rule 12-b1 distribution fee as determined by the Board of
               Directors from time to time prior to issuance of such stock and shall be convened to Class A Common Stock at the end of eight (8)
               years after purchase or such earlier period as determined by the
               Board of Directors giving effect to reciprocal exchange
               privileges;

          (iv) The Class C Common Stock may be sold without a front-end sales load and may be subject to contingent deferred sales charge and to a Rule 12b-1 distribution fee as determined by the Board of
               Directors from time to time prior to issuance of such stock;

          (v)  The Class Y Common Stock may be sold without a front-end sales load or contingent deferred sales charge and without a Rule 12b-1 service and distribution fee;

          (vi) Each class shall vote separately on matters pertaining only to that class, as the Board of Directors shall from time to time determine;

          (vii) Nothing herein shall prohibit the imposition of a redemption fee or exchange fee upon any Class as may be determined by the Board of Directors from time to time;

     FOURTH: Immediately following the designation and reclassification of stock, the corporation will have a total of 1,000,000,000 shares, $.05 par value per share, 100,000,000 of which shall be unclassified, 300,000.000 of which shall be classified as Class A Common Stock, 300,000.000 of which shall be classified as Class B Common Stock, 150,000,000 of which shall be classified as Class C Common Stock and 150,000,000 of which shall be classified as Class Y Common Stock, each with par value

     of. $.05 per share. The aggregate par value of all the stock is $50,000,000 of which $5,000,000 is unclassified and $45,000,000 is classified.

     FIFTH: The Stock of the Corporation has been classified by the Board of
     Directors of the Corporation in accordance with and pursuant to Article
     FIFTH, Section (b) of the Articles of Incorporation of the Corporation.

     SIXTH: The Corporation is registered as an open-end investment company with the Securities and Exchange Commission pursuant to the Investment Company
     Act of 1940.

     SEVENTH: The Board of Directors duly adopted a resolution (i) redesigning the preferences of the classes of Common Stock issued after the filing of these Articles; and (ii) reclassifying 50.000,000 shares of the authorized and unissued shares of each of the Class A Common Stock, Class B Common
     Stock and Class C Common Stock as Class Y Common Stock, all with $.05 par value per share on, July 29, 1996.

     EIGHTH: The effective date of this Articles Supplementary shall be
     September 1, 1996.

     IN WITNESS WHEREOF, Davis New York Venture Fund, Inc., has caused these to be signed in its name on its behalf by its Vice President and witnessed by its
Secretary on August 1996.

                                                DAVIS NEW YORK V'ENTURE FUND,
                                                INC.

                                                By: /s/ Carl R. Luff
                                                    ----------------------------
                                                    Carl R. Luff, Vice President

ATTEST:

/s/ Raymond O. Padilla
------------------------------
Raymond O. Padilla